UNITED STATES  SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2010

AYERS EXPLORATION INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-152991
(Commission File Number)

N/A
(IRS Employer Identification No.)

6 Harston Avenue, Mosman Sydney Australia 2088
(Address of principal executive offices and Zip Code)

1 411-199-319
Registrant's telephone number, including area code

SECTION 1 -- REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 8, 2010, Ayers Exploration Inc. (the "Company")  entered into a Share Issuance Agreement (the "Agreement") with SK Capital Corp., ("SK"), whereby the Company has the right to request that SK purchase up to $250,000 of the Company's securities  until  March 5, 2011,  unless  extended by either the Company or SK for an additional twelve (12) months.

Under the terms of the Agreement, the Company may from time to time request a purchase from SK up to $50,000 (each, an "Advance") per request for operating expenses, acquisitions, working capital and general corporate activities. Following receipt of any Advance, the Company shall sell and issue SK common shares at a price of $0.20 per share.

The foregoing is qualified in its entirety by the  Agreement.  For further information see the Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

SECTION 3 -- SECURITIES AND TRADING MARKETS

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

The disclosure under Item 1.01 is incorporated by reference in its entirety into this Item 3.02.

The Company has requested and received, an Advance(s) from SK in the amount of $50,000 in exchange for the issuance of 250,000 common shares of the Company.The offer and sale of the shares, occurred outside of the United States. The form of subscription agreement is attached as exhibit 10.2.

In the event the Company requests a further Advance from SK, the number of shares to be sold and issued to SK and the price for such shares to be sold pursuant to the terms and conditions of a subscription agreement will be further disclosed by the Company in a subsequent  Form 8-K under this Item 3.02.  As contemplated, any sale and issuance of shares to SK will be conducted in reliance upon an exemption from registration under the Securities Act of 1933, as amended,  afforded by Regulation S promulgated thereunder.

In addition, on March 5th, 2010 the Company received subscription proceeds of $15,000 from Greg Curson, the President of the Company.  Mr. Curson was issued 75,000 common shares of the Company.

We issued the securities detailed above to non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

No advertising or general solicitation was employed in offering the securities.

The securities issued in the non-brokered private placement and to the director of the Company have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933, as amended.

SECTION 9 -- FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Exhibit Description

10.1	Share Issuance Agreement between Ayers Exploration Inc. and SK Capital Corp.
10.2	Form of subscription agreement

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2010

AYERS EXLORATION INC.

/s/ Greg Curson
Greg Curson,  President & Director